EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 9, 2021 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2020.

Overview
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Q4 2020 net sales decreased 19.2% to $5.1 million from $6.3 million in Q4 2019.
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Q4 2020 operating loss was $0.9 million compared to operating loss of $2.5 million in Q4 2019.
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Q4 2020 net loss was $0.9 million, or $0.50 per basic and diluted share, compared to net loss of $2.5 million, or $1.43 per basic and diluted share in Q4 2019.
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2020 net sales were $17.7 million, a decrease of 19.5% from $22.0 million in 2019.
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2020 operating loss was $4.6 million compared to operating loss of $5.6 million in 2019.
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2020 net loss was $4.3 million, or $2.48 per basic and diluted share, compared to net loss of $5.0 million, or $2.94 per basic and diluted share in 2019.

    Insignia’s President and CEO, Kristine Glancy, commented, “2020 was a challenging year in our industry due to COVID, however I’m very pleased with the progress the organization made, primarily driven by our non-POPS revenue. Overall, non-POPS revenue increased 11% in 2020 versus 2019, and 12% in Q4 2020 versus Q4 2019. Our non-POPS revenue contributed 53% of our total revenue in 2020, and continues to unlock new CPGs and retailers to our organization, building a strong revenue pipeline. Our POPS revenue continues to be negatively impacted by competitive pressures and brands not spending on POPS signage due to COVID, resulting in our POPS business decreasing 34% in 2020 versus 2019 and 28% in Q4 2020 versus Q4 2019. We will continue to have increased pressure on our POPS business heading into 2021, including the expiration in April 2021 of our 10 year selling agreement with News America Marketing. Despite 2020 being a challenging year for the organization, the team was relentless in navigating the unique environment, building pathways for future growth and optimizing our overall approach and structure.”

    Ms. Glancy continued, “We will continue to emphasize our focus and investments on our non-POPS revenue, as we are optimistic about our future business pipeline. These businesses have allowed us to not only diversify our product portfolio, but also our competitors and clients. Our display portfolio has experienced the most growth, followed by our on-pack and digital solutions. We invested in rebranding ourselves with a whole new look, one in which highlights our reinvigorated commitment to relationships and dynamic, high-level marketing efforts. We plan on having a stronger voice in the industry with our new brand and are confident our new positioning will resonate with our clients. We previously announced our decisions to optimize costs on our POPS signage business by relocating our office into a significantly smaller space to save on lease expense, as well as shifting our production and IT to external partners and will continue to further optimize our fixed costs. We have completed the majority of this transition, and will be fully transitioned by the end of Q1 2021. Our team made extremely difficult decisions in 2020 regarding our people, portfolio and clients, especially in the midst of a global pandemic. However, these decisions were deliberate to strategically shift our source of revenue due to the intense market and competitive challenges to position ourselves for success in the future. The company worked tirelessly to re-establish itself in the marketplace with a new look, develop new business pipelines and optimize our overall go-to-market approach. None of this would be possible without the amazing team members I have the honor of working alongside on a daily basis.”

Q4 2020 Results

Net sales decreased 19.2% to $5,108,000 in Q4 2020, from $6,318,000 in Q4 2019, primarily due to a decrease in POPS revenue. Our POPS revenue was negatively impacted by competitive pressures and brands not spending on syndicated signage due to COVID. Q4 2020 net sales were positively impacted by an 12.2% increase in non-POPS revenue compared to Q4 2019.

Gross profit in Q4 2020 decreased to $1,086,000, or 21.3% of net sales, from $1,596,000, or 25.3% of net sales, in Q4 2019. The decrease in gross profit was primarily due to a decrease in POPS revenue, partially offset by an increase in revenue from non-POPS revenue.

Selling expenses in Q4 2020 were $645,000, or 12.6% of net sales, compared to $654,000, or 10.4% of net sales, in Q4 2019 due to reduced staff related expenses.

Marketing expenses in Q4 2020 were $215,000, or 4.2% of net sales, compared to $585,000, or 9.3% of net sales, in Q4 2019. Decreased marketing expense was primarily the result of decreased staffing and variable staff related expenses, and due to decreased consulting expenses.

General and administrative expenses in Q4 2020 were $1,149,000, or 22.5% of net sales, compared to $881,000, or 13.9% of net sales, in Q4 2019. Increased general and administrative expenses were primarily due to litigation expenses related to the litigation with News America, partially offset by decreased staffing.

Income tax for Q4 2020 was (1.4)% of pretax loss, or an expense of $12,000, compared to income tax benefit of 2.0% of pretax loss or $50,000, in Q4 2019.

As a result of the items above, the net loss for Q4 2020 was $871,000, or $0.50 per basic and diluted share, compared to a net loss of $2,459,000, or $1.43 per basic and diluted share, in Q4 2019.

As of December 31, 2020, cash and cash equivalents totaled $7.1 million, compared to $7.5 million as of December 31, 2019.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales	$5,108,000	$6,318,000	$17,669,000	$21,954,000
Cost of sales	4,022,000	4,722,000	14,626,000	17,193,000
Gross profit	1,086,000	1,596,000	3,043,000	4,761,000
Operating expenses:
Selling	645,000	654,000	2,877,000	2,658,000
Marketing	215,000	585,000	1,015,000	2,394,000
General and administrative	1,149,000	881,000	3,947,000	3,324,000
Gain on sale of custom print business	—	—	(195,000)	—
Impairment loss	—	2,014,000	—	2,014,000

Operating loss	(923,000)	(2,538,000)	(4,601,000)	(5,629,000)
Other income, net	64,000	29,000	110,000	142,000

Loss before taxes	(859,000)	(2,509,000)	(4,491,000)	(5,487,000)
Income tax expense (benefit)	12,000	(50,000)	(191,000)	(466,000)

Net loss	$(871,000)	$(2,459,000)	$(4,300,000)	$(5,021,000)

Net loss per share:
Basic	$(0.50)	$(1.43)	$(2.48)	$(2.94)
Diluted	$(0.50)	$(1.43)	$(2.48)	$(2.94)

Shares used in calculation of net loss per share:
Basic	1,745,000	1,719,000	1,734,000	1,706,000
Diluted	1,745,000	1,719,000	1,734,000	1,706,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$7,128,000	$7,510,000
Working capital	8,694,000	11,395,000
Total assets	14,060,000	16,990,000
Total liabilities	6,366,000	5,196,000
Shareholders' equity	7,694,000	11,794,000

Working capital represents current assets less current liabilities.